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                                                                     EXHIBIT 4.3

                           CERTIFICATE OF AMENDMENT
                   OF RESTATED CERTIFICATE OF INCORPORATION
                              OF IMC GLOBAL INC.
            PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE


          IMC Global Inc. (the "Corporation"), a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY THAT:

          FIRST: At a meeting of the Board of Directors of the Corporation duly called and held on November 12, 1995 resolutions were duly adopted setting forth the following proposed amendments to the Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing such amendments be submitted to stockholders of the Corporation for approval at a special meeting of the stockholders of said Corporation. Such resolutions recommended that the Restated Certificate of Incorporation of the Corporation be amended as set forth below:

          (i) the first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

          "The aggregate number of shares which the Corporation shall have authority to issue is 262,000,000 divided into 12,000,000 shares of Series Preferred Stock, $1.00 par value per share (hereafter called "Series Preferred Stock"), and 250,000,000 shares of Common Stock, $1.00 par value per share (hereafter called "Common Stock"). All of such shares shall be issued as fully-paid and non-assessable shares, and the holders thereof shall not be liable for any further payments in respect thereto."; and

          (ii) the first sentence of ARTICLE NINTH of the Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

          "(a) The number of directors of the Corporation, exclusive of directors, if any, to be elected by the holders of one or more series of Series Preferred Stock, shall be not less than five nor more than fifteen."

          SECOND: Pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held on March 1, 1996, upon notice in accordance with Section 222 of the DGCL, at which
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meeting the necessary number of the outstanding shares of common stock of the
Corporation entitled to vote on such amendments by the DGCL and the Restated Certificate of Incorporation of the Corporation were voted in favor of such amendments.

          THIRD: That such amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Marschall I. Smith, Senior Vice President, Secretary and General Counsel of the Corporation, as of this 1st day of March, 1996.


                                          IMC Global Inc.


                                                 Marschall I. Smith
                                          By:_____________________________
                                             Marschall I. Smith
                                             Senior Vice President
                                             Secretary and General Counsel

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